Experts-Conseil                     3172 Joseph Duebreuil
RTC                                 Lachine, Quebec H8T  3H5
Consulting                          (514) 636-3195 / fax (514) 636-5664
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                                                    April 7, 1997

3143619 CANADA INC.
TIREX CANADA
3767 Thimens Blvd.
Suite 207
St. Laurent, Quebec
H4R  1W4

ATTENTION:  MR. TERENCE C. BYRNE & MS. V.J. KACHRU
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Sirs:

         The intent of the present document is to outline our agreement with respect to the scientific research and experimental developmental (hereinafter "R&D") tax consultations to be provided to 3143619 Canada Inc. (hereinafter the "Client") by RTC Consulting (hereinafter the "Consultant").

         1) The Consultant will attempt to maximize the 1996, 1997, 1998 and 2000 refundable investment tax credits (federal) and the R&D tax credits (provincial) (hereinafter the "R&D tax credit claims"). The consultant will perform the services as described in Annex A attached hereto, being the R&D proposal dated March 25, 1997.

         2) The Client agrees to pay the Consultant ten percent (10%) of the aggregate amount of the 1996, 1997, 1998, 1999 and 2000 R& D tax credit claims.

         3) All federal and provincial services taxes (GST and QST) are not included in the Consultant's fees. They will be added to all amounts invoiced.

         4) The percentage of the tax credit refunds as stipulated hereinafter will be paid by the Client to the Consultant on the earlier of the two following dates: I) either the day that the Client's banking institution advances funds to the Client based on the R&D claims directly or through loan guarantees by SDI, or ii) when the credits are received form each of the two governments.

         5) The parties agree that any assistance provided by the Client during the preparation of the R&D claims or representations made to defend the R&D credit claim during a subsequent audit will not in any way serve to reduce the fees payable to the Consultant.

         6) Subject to the provisions in the following paragraph, he amount of the credit refund shall be equal to the amount stated in the notice of assessment or reassessment.

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Experts-Conseil
RTC
Consulting

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         7) For further clarity, "R&D tax credit claims" shall mean all refundable investment tax credits and R&D tax credits, but shall exclude all corporate income taxes, Quebec capital taxes, overdue deductions at source, Part IV taxes, provincial and/or federal sales, goods and services taxes, including any penalties and/or interest that maybe levied on any of the items listed in the forgoing exclusions.

         8) The Client through Research Investment Planning Enr., with the Consultant's assistance, shall prepare the science report to be submitted to Revenue Canada and Revenue Quebec.

         9) Subject to the Client receiving the majority of the anticipated credit refunds, it agrees to prepare and send a letter to the governments involved commenting on the importance of the R&D tax credit program in its corporate entity.

         10) All notices sent by registered mail will be considered validly received five (5) working days after posting of same. All notices sent by facsimile will be considered validly received on the same day as their transmission. The parties have convened that the dispositions of these presents must be governed and interpreted according to the laws applicable to the Province of Quebec. The nullity of one or other of the articles in the present agreement will not effectively nullify the other articles of this agreement which will remain in effect and will bind the signing parties.

         11) Any dispute or litigation that could occur following or upon the occasion of the present agreement will definitely be settled under the aegis of the National and International Commercial Arbitration Center of Quebec by means of arbitration and with the exclusion of the courts, in compliance with its general business arbitration by-laws in effect at the time of the signature of the present Agreement.

         12) The Consultant will review and, where deemed appropriate, prepare the R&D tax related documentation including "Claim for SR & ED expenditures"
(T661), "Investment Tax Credits (corporations)" (T2038), selected portions of the "Reconciliation of Net Income per Financial Statements with Net Income for Income Tax Purposes" (T2S1), "Capital Cost Allowance Schedules" (T2S8), as well as any other prescribed forms where the application of these items will have a bearing on credit refund maximization.

         11) The parties acknowledge that they have required that this Agreement and all related documents be prepared in English. Les parties reconnaissent avoir exige que la presente convention et tous les documents connexes soient rediges en anglais.

Experts-Conseil
RTC
Consulting
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                           AND THE PARTIES HAVE SIGNED

                                                  3143619 CANADA INC.
                                                  TIREX CANADA

                                             Per  /s/ V.J. KACHRU
                                                  ------------------------------
                                                      V.J. Kachru



                                                      RTC CONSULTING

                                             Per  /s/ PETER KUSTEC
                                                  ------------------------------
                                                      Peter Kustec

                                             Signed on May 9, 1997